Exhibit 16(a)(1)(iv)

CANANDAIGUA NATIONAL CORPORATION

Offer to Purchase for Cash

All Shares of its Common Stock

Held by Holders of 99 or Fewer Shares

THIS OFFER WILL EXPIRE AT 5:00 P.M. EASTERN TIME

ON AUGUST 12, 2013, UNLESS EXTENDED OR EARLIER TERMINATED.

July 1, 2013

To Brokers, Dealers, and Commercial Banks, Trust Companies and Other Nominees:

Canandaigua National Corporation (“Canandaigua National Corporation”) is offering to purchase for cash shares of its common stock, par value $5.00 per share (the “Shares”), held by holders of 99 or fewer Shares, at price of $161.00 per Share upon the terms and subject to the conditions set forth in Canandaigua National Corporation’s Offer to Purchase, dated July 1, 2013 (the “Offer to Purchase”), and in the related Letter of Transmittal, which together constitute the “Offer.” In addition to the $161.00 per share price, Canandaigua National Corporation is offering a $50.00 bonus to each eligible shareholder whose Letter of Transmittal and stock certificates or other documents are received prior to the expiration date of August 12, 2013.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES

BEING TENDERED PURSUANT TO THE OFFER.

No fees or commissions will be payable by Canandaigua National Corporation to brokers, dealers or any person for soliciting tenders of Shares pursuant to the Offer as described in the Offer to Purchase. Canandaigua National Corporation will, upon request, reimburse brokers and banks for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. Canandaigua National Corporation will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 5 of the Letter of Transmittal and the limitations set forth in the Offer to Purchase.

For your information and for forwarding to your clients (including those holding more than 99 Shares) for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated July 1, 2013;

2. Form of Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining the client’s instructions with regard to the Offer;

3. The Notice of Guaranteed Delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to The Canandaigua National Bank and Trust Company (the “Transfer Agent”) by the expiration date;

4. Letter of Transmittal for your use and for the information of your clients; and

5. A return envelope addressed to The Canandaigua National Bank and Trust Company, as Transfer Agent.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON AUGUST 12, 2013. WHILE THE TENDER OFFER IS OPEN ONLY TO SHAREHOLDERS OWNING 99 OR LESS SHARES, WE ASK THAT YOU DELIVER THE OFFERING MATERIALS TO ALL SHAREHOLDERS FOR INFORMATIONAL PURPOSES.

In order to take advantage of the Offer, a shareholder must do either (1) or (2) below before the Offer expires:

(1) Deliver a duly executed and properly completed Letter of Transmittal (or agent’s message) and any other required documents to the Transfer Agent with certificate(s) or a lost stock affidavit representing the tendered Shares, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase; or

(2) Comply with the guaranteed delivery procedure set forth in the Offer to Purchase.

Any inquiries you may have with respect to the Offer, and any requests for additional copies of the enclosed materials, should be addressed to Richard H. Hawks, Jr., Senior Vice President of Canandaigua National Corporation, at (585) 394-4260 and or toll free: (800) 724-2621.

Very truly yours,

Canandaigua National Corporation

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF CANANDAIGUA NATIONAL CORPORATION OR ANY OF ITS AFFILIATES OR THE TRANSFER AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

The Offer is not being made to (nor will tenders of Shares be accepted from or on behalf of) stockholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.